UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

DiamondRock Hospitality Company

(Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Slide 1

2022 ANNUAL MEETING

Supplemental Information

April 19, 2022

Slide 2

Annual Meeting of Stockholders to be Held on May 3, 2022

We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors on all of the proposals included in our 2022 Proxy Statement, which was filed on March 28, 2022. In particular, we are requesting your vote FOR Proposal 2, the approval of the annual advisory vote on the compensation paid to our named executive officers (“NEOs”).

We take a very disciplined, “pay-for-performance” approach to executive compensation. We believe that our executive compensation program strongly aligns the compensation of our NEOs with our performance, as detailed in the section of our 2022 Proxy Statement entitled “Compensation Discussion and Analysis.”

ISS and Glass Lewis recommended an AGAINST vote on Proposal 2. Notwithstanding these recommendations, the Company believes that the executive compensation program supports our financial and strategic objectives and is appropriately aligned with the interests of our shareholders. This Supplemental Information directly addresses the ISS and Glass Lewis rationale for their recommendations.

Additionally, this supplemental information highlights some of the key aspects in which our executive compensation programs align pay with performance. This additional information should assist you in evaluating our CEO’s compensation compared to the reported compensation of the CEOs of an appropriately constructed peer group.

We were pleased to receive the support of over 94% of the votes cast on our say-on-pay proposal last year, and over 90% in every year, except one (when we received 74%), since the say-on-pay proposal was included in our proxy, and look forward to receiving strong support again this year.

Slide 3

CEO Compensation in Context: Using a True Peer Group Matters

We believe the amount of our CEO’s total compensation for 2021 relative to a correctly constructed peer group is appropriate, particularly when considering the overall structure of our compensation programs. Our relative total stockholder return was higher than our relative CEO realizable pay from 2019 to 2021, as outlined in the tables below.

DiamondRock Hospitality 3-Year Realizable CEO Pay for Performance

	2019-2021		2019-2021
	3-Year Realizable		3-Year TSR
Company	CEO Pay Rank	Company	Rank
Ryman Hospitality Properties, Inc.	1	Ryman Hospitality Properties, Inc.	1
Pebblebrook Hotel Trust	2	Apple Hospitality REIT, Inc.	2
RLJ Lodging Trust	3	Xenia Hotels & Resorts, Inc.	3
Xenia Hotels & Resorts, Inc.	4	DiamondRock Hospitality Company	4
Park Hotels & Resorts, Inc.	5	Summit Hotel Properties, Inc.	5
Apple Hospitality REIT, Inc.	6	Sunstone Hotel Investors, Inc.	6
DiamondRock Hospitality Company	7	RLJ Lodging Trust	7
Summit Hotel Properties, Inc.	8	Chatham Lodging Trust	8
Sunstone Hotel Investors, Inc.	9	Pebblebrook Hotel Trust	9
Hersha Hospitality Trust	10	Park Hotels & Resorts, Inc.	10
Chatham Lodging Trust	11	Hersha Hospitality Trust	11

Note: Based on information publicly available as of 4/15/2022. Realizable pay is the sum of (1) earned salary, bonus and non-equity incentive plan compensation, pension accruals, and all other compensation as reported in the Summary Compensation Table of each company’s annual proxy statements; (2) restricted stock granted in each year valued at 12/31/2021 stock price (including accrued dividends) and (3) performance shares granted in each year valued at earned or estimated-to-be-earned amounts and valued at 12/31/21 stock price (including accrued dividends). For completed cycles, performance shares earned are valued at actual payouts as disclosed in each company’s annual proxy statement. For cycles in process, performance shares are valued at estimated performance as of 12/31/21 if disclosed, and otherwise at amount disclosed in Outstanding Equity at Fiscal Year-End table in each company’s proxy statement. For DiamondRock, realizable pay is based on 2019 performance shares paying out at 106% of target, 2020 performance shares tracking at 50% of target and 2021 performance shares tracking at 100% of target.

The peers listed in the chart above are also listed in our 2022 Proxy Statement as our Lodging REIT Competitive Set. They are all primary competitors of ours, and they all:

•	are premium lodging REITs;

•	are used by our investors and analysts for a wide variety of comparisons; and

•	compete with us for talent and deal flow.

Other companies in the peer sets used by ISS and Glass Lewis to evaluate our Company’s compensation practices do not have these distinguishing characteristics. We do not believe that it is appropriate to include companies that are focused on investing in completely different asset classes in our peer group, as ISS and Glass Lewis do in their analyses of our CEO compensation.

Slide 4

CEO Compensation in Context: ISS Peer Group Comparison

We believe that an appropriately structured peer group for analyzing our CEO compensation must include our primary competitors and should not include non-lodging REITs. Due to the dramatic impact of the COVID-19 pandemic on the performance of the hospitality industry, the total shareholder return (TSR) of the lodging sector has lagged the TSR of companies in non-lodging sectors. In particular, the ISS and Glass Lewis peer groups included the following companies that are focused on investing in completely different asset classes, all of which yielded a significantly higher three-year total stockholder return than companies in the lodging sector.

ISS and Glass Lewis Identified Peers	REIT Subsector	Annualized Three-Year TSR for Subsector*
Acadia Realty Trust	Shopping Centers	14.3%
CareTrust REIT, Inc.	Health Care	8.3%
Corporate Office Properties Trust	Office Data Center	9.4% 29.8%
Easterly Government Properties, Inc	Office/Net Lease	9.4%
EastGroup Properties, Inc.	Industrial	39.3%
National Storage Affiliates Trust	Self-Storage	32.1%
Physicians Realty Trust	Health Care	8.3%
Piedmont Office Realty Trust	Office	9.4%
Retail Opportunity Investment Trust	Shopping Centers	14.3%
STAG Industrial, Inc.	Industrial	39.3%
Terreno Realty Corporation	Industrial	39.3%
Urban Edge Properties	Shopping Centers	14.3%
Washington Real Estate Investment Trust	Multifamily Office	20.5% 9.4%
	Lodging	1.4%

* Reflects annualized total stockholder return based on the three years ended December 31, 2021, as reported by NAREIT.

Slide 5

The following chart shows the one-and three-year DiamondRock TSR compared to our Lodging Competitive Set:

				Three-Year
			One-Year	Cumulative
No.	Company	Ticker	2021	2019-2021
1	Sunstone Hotel Investors, Inc.	SHO	3.5%	-4.5%
2	Xenia Hotels & Resorts, Inc.	XHR	19.1%	13.9%
3	RLJ Lodging Trust	RLJ	-1.3%	-7.9%
4	Hersha Hospitality Trust	HT	16.2%	-42.9%
5	Park Hotels & Resorts, Inc.	PK	10.1%	-17.8%
6	Pebblebrook Hotel Trust	PEB	19.2%	-16.3%
7	Apple Hospitality REIT	APLE	25.4%	24.1%
8	Summit Hotel Properties, Inc.	INN	8.3%	8.4%
9	Chatham Lodging Trust	CLDT	27.0%	-15.6%
10	Ryman Hospitality Properties, Inc.	RHP	35.7%	47.8%
	Lodging REITs (10 REITs)		16.3%	-2.1%
	DiamondRock Hospitality Company	DRH	16.5%	12.5%

Slide 6

Special Retention Award

In March 2021, our Compensation Committee approved a one-time Special Retention Award for our CEO and our other NEOs. In determining whether to grant this one-time award, our Compensation Committee considered the following key factors affecting the hospitality industry and driving this decision:

•	increased competition for lodging industry talent from new organizations formed to take advantage of favorable asset pricing created by the widespread and devastating impact of the COVID-19 pandemic on the travel industry;

•	the management team’s contribution to our success prior to the onset of the pandemic as well as their prompt and comprehensive response to the crisis to protect the organization and best position it for recovery to promote shareholder value; and

•	the value to the Company of leadership continuity through a protracted market downturn.

Slide 7

It is noteworthy that granting these retention awards was consistent with the practice of several of our peers, who, we believed, also perceived the need to act in recent years to retain talented executives with experience in the lodging industry. Four of these five peers granted higher awards to their CEOs than our Compensation Committee granted to Mr. Brugger as shown in the chart below:

CEO Special One-Time LTI Awards (2020-2021)
		Target Grant-Date
Company	Grant Date	Fair Value ($000s)	Description
Park Hotels & Resorts, Inc.	11/07/20	$4,035	PSUs contingent on meeting stock price target
Pebblebrook Hotel Trust	02/18/21	$4,902	Retention RSUs
RLJ Lodging Trust	05/04/21	$7,556	Retention RSUs
Ryman Hospitality Properties, Inc.	02/25/21	$3,295	PSUs contingent on meeting stock price target
Xenia Hotels & Resorts (1)	06/05/2020 12/29/2020	$2,312	Retention RSUs
DiamondRock Hospitality Company	02/22/21	$3,000	Retention RSUs

(1) Represents special award granted in excess of grant-date fair value of 2020 cancelled PSUs ($1,924,600)

Slide 8

The purpose of the one-time Special Retention Award was to retain seasoned professionals during an extraordinary crisis in the hospitality industry. During the height of the pandemic, lodging companies suffered extraordinary declines in revenue, with ongoing uncertainty over how long the impact of the pandemic would last. Cash flows were drastically impaired as most hotels were closed or operating at extremely low occupancy rates.

Our Compensation Committee believed it was in the best interests of our shareholders to retain our executives throughout the crisis to mitigate the negative impact of the pandemic and be in a position to operate at the same high level as prior to the pandemic when the impact of the pandemic was diminished.

Despite providing the Special Retention Awards, the Company’s Chief Operating Officer resigned in the beginning of the second quarter of 2022 to take a position with a private equity hospitality company. We regard ourselves as fortunate that our other NEOs have elected to remain with the Company, in part, we believe, due to the Special Retention Awards granted to each of them.

Our Compensation Committee considered several alternative approaches for the retention grants, including performance-based, time-based and other structures for retention grants, and after careful discussion concluded that structuring the retention grants as time-based restricted stock units would be most efficient.

Slide 9

Our Compensation is Focused on Performance and Stockholder Alignment

The target direct compensation of our CEO and other NEOs is focused on long-term equity incentive awards and performance-based pay, as illustrated in the following charts showing target pay mix for 2021:

Long-term equity incentive awards: >60% of CEO target direct compensation

Performance-based pay (annual bonus and PSUs): >54% of CEO target direct compensation

Slide 10

Rigorous Performance-Based Compensation – Annual Cash Incentive Compensation

Our cash incentive compensation program utilizes rigorous pre-established goals based on key performance metrics to determine compensation for our CEO and other NEOs. In 2021, 85% of annual cash incentive compensation was based on actual performance measured against pre-established joint objectives for all executive officers and 15% of annual cash incentive compensation was based on actual performance of pre-established individual objectives.

The following table reflects the joint objectives, the weighting for each objective and the achievement of each objective:

Objective	% of Overall	Achievement
Contain the Hotel Adjusted EBITDA loss for the first six months of 2021 to $31.9 million	25%	Hotel Adjusted EBITDA for the first six months of 2021 was $25.2 million. 200% of target earned.
Achieve Hotel Adjusted EBITDA for the second six months of 2021 of $73.3 million	25%	Hotel Adjusted EBITDA for the second six months of 2021 was $86.6 million. 173% of target earned.
Achieve ESG benchmark objectives	15%	Awarded a GRESB score of 86, ISS Governance Score of 1, ISS Environmental Score of 2 and ISS Social Score of 2. 200% of target earned.
Obtain amendments to the Company's $800 million Credit Agreements for covenant waivers and flexibility	10%	Successfully amended credit agreements to obtain covenant waivers for 2021 and enhance ability for external growth. 100% of target earned.
Complete designated capital projects on time and on budget	10%	All projects were completed or substantially completed with various achievements on timing and costs. 115% of target earned.
Maintain minimum liquidity of $125 million during 2021	5%	Maintained liquidity above $440 million throughout 2021. 200% of target earned.
Complete the sale of the Frenchman's Reef Marriott by the end of 2021	5%	The hotel was sold on April 30, 2021 for $35 million and a contingent profit participation. 100% of target earned.
Reduce property tax assessments by at least 10%	5%	Obtained reduction in assessments of approximately 13%. 133% of target earned.

Based on the achievements described above, our Compensation Committee determined the executives earned 166% of the target opportunity.

Slide 11

Commitment to ESG

We are committed to strong environmental, social and governance practices and related disclosure. As evidence of our commitment, in 2021 we earned special recognition from companies benchmarking ESG performance:

•	We were recognized by the Global Real Estate Sustainability Benchmarking Survey - Standing Investments (the “GRESB Report”) as Global Listed Sector Leader for all Listed Hotel companies.

•	We achieved the highest score in the Hotel Listed Sector, earned four Green Stars and earned Green Star Status for the fourth straight year according to the GRESB Real Estate Assessment.

•	We also ranked third among the US Hotel peer set and achieved a score of “A” on the GRESB Public Disclosure Assessment.

•	ISS ESG Corporate Rating ranked us in the top five percent (5.0%) of all participating companies worldwide, earning us the designation of Prime Status for Corporate ESG Performance.

Slide 12

Summary

•	The analysis of DiamondRock’s performance against its peers in the lodging sector shows alignment between pay and performance.

•	Our CEO’s total annual cash compensation is consistently below the median among hotel REITs.

•	The 2021 Special Retention Grants were an important element of overall compensation to retain key executives in a period of uncertainty. Several of our lodging peers also gave retention grants indicating that our concerns in retaining executives was widely shared in the lodging industry.

•	The Company’s short term incentive compensation is based on measurable objectives established in the beginning of each year.

•	The Company has established a strong ESG program and is a leader in the lodging industry.

Slide 13

Annual Meeting of Stockholders to be Held on May 3, 2022

We encourage you to vote FOR the approval of the annual advisory vote on the compensation paid to our named executive officers (Proposal 2).

Thank you for your continued support!